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                                                                     EXHIBIT 4.5

                      SOUTHERN PACIFIC FUNDING CORPORATION

                             STOCK OPTION AGREEMENT



          This AGREEMENT is made effective as of the 13th day of June 1996, (the "Option Grant Date"), by and between Southern Pacific Funding Corporation, a California corporation (the "Company") and Thomas Bowser (the "Optionee").


                                  RECITALS

          WHEREAS, the Board of Directors of the Company has established the 1995 Stock Option, Deferred Stock and Restricted Stock Plan (the "Plan") effective as of November 1, 1995, and

          WHEREAS, pursuant to the provisions of said Plan, the Committee (as defined in the Plan) of the Board of Directors of the Company, by action duly taken as of November 1, 1995, granted to the Optionee an option or options (the "Option(s)") to purchase shares of the Common Stock of the Company on the terms and conditions set forth herein.


                                  AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

          1.  The Option(s).  The Optionee may, at his option, purchase all or
              -------------
any part of an aggregate of 25,000 shares of Common Stock (the "Optioned Shares"), at the price of $17.00 per share (the "Option Price"), on the terms and conditions set forth herein.

          2.  Plan Type; Exercise Dates and Exercise.  Options intended to
              --------------------------------------
qualify as Incentive Stock Options are designated by an "A" under the category "Plan." Options intended as separate nonstatutory options are designated by a "B" under the category "Plan." The Option(s) shall be exercisable as to the specified number of Optioned Shares on and after the "First" dates and on or before the "Last" dates set forth below:

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

 Plan           Number of Shares                  Exercise Dates
- -------         ----------------               ---------------------
                                                 First       Last
                                               ---------   ---------
  A                  5,000                      6/13/97    6/13/2002
  -                  -----                     ---------   ---------
  A                  5,000                      6/13/98    6/13/2002
  -                  -----                     ---------   ---------
  A                  5,000                      6/13/99    6/13/2002
  -                  -----                     ---------   ---------
  A                  5,000                     6/13/2000   6/13/2002
  -                  -----                     ---------   ---------
  A                  5,000                     6/13/2001   6/13/2002
  -                  -----                     ---------   ---------


Optionee acknowledges that he understands he has no right whatsoever to exercise the Option(s) granted hereunder with respect to any Optioned Shares covered by any installment until such installment accrues as provided above. Optionee further understands that the Option(s) granted hereunder shall expire and become unexercisable as provided in Section 3(c) below.

          This Option shall be deemed exercised as to the shares to be purchased when written notice of such exercise has been given to the Company at its principal business office by the Optionee with respect to the Common Stock to be purchased. Such notice shall be accompanied by (i) full payment in cash or cash equivalents, (ii) unrestricted Stock owned by the Optionee, or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock subject to an Award (as defined in the Plan) under the Plan (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised), (iii) a full recourse promissory note executed by the Optionee, (iv) cancellation of any indebtedness owed by the Company to the Optionee, or (v) by any combination of the foregoing as may be determined by the Committee with respect to the shares to be purchased.

          3.  Governing Plan.  This Agreement hereby incorporates by reference
              --------------
the Plan and all of the terms and conditions of the Plan as heretofore amended and as the same may be amended from time to time hereafter in accordance with the terms thereof, but no such subsequent amendment shall adversely affect the Optionee's rights under this Agreement and the Plan except as may be required by applicable law. The Optionee expressly acknowledges and agrees that the provisions of this Agreement are subject to the Plan; the terms of this Agreement shall in no manner limit or modify the controlling provisions of the Plan, and in case of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall be controlling and binding upon the parties hereto. The Optionee also hereby expressly acknowledges, represents and agrees as follows:

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          (a)  Acknowledges receipt of a copy of the Plan, a copy of which is attached hereto and by reference incorporated herein, and represents that he is familiar with the terms and provisions of said Plan, and hereby accepts this Agreement subject to all the terms and provisions of said Plan.

          (b) Agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan.

          (c) Acknowledges that he is familiar with Sections of the Plan regarding the exercise of the Option(s) and represents that he understands that said Option(s) must be exercised on or before the earliest of the following dates, whichever is applicable: (i) the "Last" exercise date noted above in
Section 2; (ii) the day prior to the fifth anniversary of the Option(s) Grant Date with respect to Options granted as Incentive Stock Options and the day prior to the tenth anniversary of the Option(s) Grant Date with respect to Options granted as Non-Qualified Stock Options; (iii) the effective date of a sale or other disposition of all or substantially all of the stock or assets of the Company, as provided in Section 10 of the Plan; (iv) the date which is the earlier of (A) three months from the date of termination or (B) the expiration of such Stock Option's term following the Optionee's termination of directorship or consulting or other arrangement (unless extended) for any reason other than death or disability as provided under Section 5 of the Plan; or (v) the date that is one year following the Optionee's termination of employment, directorship or consulting or other arrangement by reason of his death, or the date that is one year following his termination of employment, directorship or consulting or other arrangement by reason of disability, whichever is applicable, as provided in Subsections 5(h) and 5(i) of the Plan.

          (d) Acknowledges, understands and agrees that the existence of the Plan and the execution of this Agreement are not sufficient by themselves to cause any exercise of any Option(s) granted as an Incentive Stock Option to qualify for favorable tax treatment through the application of Section 422(A) of the Internal Revenue Code; that Optionee must, in order to so qualify, individually meet by his own action all applicable requirements of Section 422A, including without limitation the following holding period and employment requirements:

                    (1)  holding period requirement:  no disposition of an
                         --------------------------
          Optioned Share may be made by Optionee within two (2) years from the date of the granting of the Option(s) nor within one (1) year after the transfer of such Optioned Share to him, and

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                    (2)  employment requirement:  at all times during the period
                         ----------------------
          beginning on the date of the granting of the Option(s) and ending on the day three (3) months before the date of exercise, the Optionee must have been an employee of the Company, or a subsidiary of the Company, or a corporation or a parent or subsidiary of such corporation issuing or assuming the Option(s) in a transaction to which Section 425(a) of the Internal Revenue Code applies, except where the termination of employment is by means of the employee's disability, in which case said 3 month period may be extended to 1 year, as provided under Internal Revenue Code Section 422A.

          4.  Representations and Warranties.  As a condition to the exercise of
              ------------------------------
any portion of an Option, the Company may require the person exercising such Option to make any representation and/or warranty to the Company as may, in the judgment of counsel to the Company, be required under any applicable law or regulation, including but not limited to a representation and warranty that the shares are being acquired only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933 or any other applicable law, regulation or rule of any governmental agency. Optionee hereby represents to the Company that each of the Option evidenced hereby and the shares purchasable upon exercise thereof is being acquired only for investment and without any present intention to sell or distribute such securities.

          5.  Options Not Transferable.  The Option(s) may be exercised during
              ------------------------
the lifetime of the Optionee only by the Optionee. The Optionee's rights and interests under this Agreement and in and to the Option(s) may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred in any manner, either voluntarily or involuntarily by operation of law, except by will or the laws of descent or distribution.

          6.  No Enlargement of Employee Rights.  Nothing in this Agreement
              ---------------------------------
shall be construed to confer upon the Optionee (if an employee) any right to continued employment with the Company, or any subsidiary of the Company, or to restrict in any way the right of the Company, or any subsidiary of the Company to terminate his employment. Optionee acknowledges that in the absence of an express written employment agreement to the contrary, Optionee's employment with the Company may be terminated by the Company at any time, with or without cause.

          7.  Withholding of Taxes.  Optionee authorizes the Company to
              --------------------
withhold, in accordance with any applicable law, from any compensation payable to him any taxes required to be withheld by federal, state or local law as a result of the grant of the

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

Option(s) or the issuance of stock pursuant to the exercise of such Option(s).

          8.  Laws Applicable to Construction.  This Agreement shall be
              -------------------------------
construed and enforced in accordance with the laws of the State of California.

          9.  Agreement Binding on Successors.  The terms of this Agreement
              -------------------------------
shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Optionee.

         10.  Costs of Litigation.  In any action at law or in equity to enforce
              -------------------
any of the provisions or rights under this Agreement or the Plan, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred by the successful party or parties (including without limitation costs, expenses end fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys' fees shall be included as part of the judgment.

         11.  Necessary Acts.  The Optionee agrees to perform all acts and
              --------------
execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.

         12.  Counterparts.  For convenience this Agreement may be executed in
              ------------
any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purpose without the production of any other counterparts.

         13.  Invalid Provisions.  In the event that any provision of this
              ------------------
Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

         14.  Limitation on Value of Optioned Shares.  Optionee acknowledged
              --------------------------------------
that the Plan provides that the aggregate fair market value (determined as of the date hereof) of the shares of Common Stock to which Options granted as Incentive Stock Options are exercisable for the first time by Optionee during any calendar year under all incentive stock option plans of the Company and any Subsidiary shall not exceed $100,000. It is understood and agreed that should it be determined that an Option if granted as an Incentive Stock Option hereunder would exceed such maximum, such

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Option shall be  considered granted as a Non-Qualified Stock Option to the extent, but only to the extent of such excess. This limitation shall not apply to any option granted as a Non-Qualified Stock Option.

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


          IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement effective as of the date first written hereinabove.

SOUTHEN PACIFIC FUNDING             OPTIONEE
CORPORATION



By:_______________________          _________________________
   Name:
   Title:                           _________________________
                                    Street Address

                                    _________________________
                                    City and State

                                    _________________________
                                    Social Security No.


          By his or her signature below, the spouse of the Optionee, of such Optionee be legally married as of the date of his execution of this Agreement, acknowledges that he or she has read this Agreement and the Plan and is familiar with the terms and provisions thereof, and agrees to be bound by all the terms and conditions of said Agreement and said Plan document.


                              ___________________________________
                              Spouse

                              Dated: ____________________________


          By his or her signature below the Optionee represents that he or she is not legally married as of the date of execution of this Agreement.


                              ___________________________________
                              Optionee

                              Dated: ____________________________

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